Exhibit 10.1

Custody Agreement

Last updated: April 7, 2022

Introduction

Welcome! Thanks for visiting Gemini, a global digital asset platform. You agree and understand that by using our custody services, you are agreeing to enter into this custody agreement (the “Custody Agreement”) and be legally bound by its terms and conditions, so please read them carefully. This table describes which Gemini entity or entities (collectively “Gemini,” “we,” “us,” or “our”) you are contracting with:

Your Place of Residency	Services Provided	Your Gemini Entity	Contact Address
Anywhere but Europe	-Fiat services -Digital Asset services	Gemini Trust Company, LLC NY Entity No: 5002896 (d/b/a Gemini Exchange, LLC in AZ, CA, DE, FL, ID, IL, KS, KY, MA, MI, MN, NC, ND, NM, OH, OR, SD, UT, and VA; d/b/a Gemini Exchange in AK and WA)	315 Park Avenue South, 18th Floor New York, NY 10010-3653
Europe	-Digital Asset services	Gemini Europe Services, Ltd Company No: 12471710 FCA Register No: 921817	1 Poultry Office 02-102, London, United Kingdom EC2R 8EJ

Using our Custody Services

By using our custody services, you represent and affirm that you are at least 18 years old, have the legal capacity to enter into this Custody Agreement, and agree to be legally bound by the terms and conditions of this Custody Agreement in their entirety.

You agree and understand that this Custody Agreement is subject to the terms and conditions set forth in our User Agreement, which also govern this Custody Agreement. In case of conflict, the User Agreement shall control. You further agree and understand that the defined terms used in this Custody Agreement, if defined in our User Agreement, shall have the meanings set forth in our User Agreement.

You agree and understand that by using our custody services following any change to this Custody Agreement, your use of our custody services shall constitute your agreement to the amended Custody Agreement, and you agree to be legally bound by its terms and conditions as amended. You should, therefore, read this Custody Agreement from time to time. You further agree and understand that we have the right to require your affirmative assent and continuing acceptance of this Custody Agreement, from time to time, as a condition of using our custody services. If you do not agree to be bound by this Custody Agreement, you should not use our custody services.

Definitions

You agree and understand that the defined terms used in this Custody Agreement, if not defined in our User Agreement, shall have the meanings set forth below:

“Assets” means any Supported Digital Assets (which, for the purpose of this Custody Agreement, also includes Supported Cryptoassets) that have been Delivered to us to be held in a Custody Account established by us on your behalf, in each case until such Assets are withdrawn or cease to be Assets pursuant to this Custody Agreement. Assets shall also mean any Digital resulting from Forks that we, in our sole discretion, deem to be a Supported Digital Asset.

“Asset Balance” means the quantity of each Asset denominated in the appropriate Supported Digital Asset type.

“Authorized Person” is any person designated by you to have access to your Custody Account based on the role-based permissions you assign.

“Blockchain Address” means a public address on a blockchain in which Assets can be held (including, but not limited to, a Bitcoin address for the Asset commonly known as bitcoin and an Ethereum address for the Asset commonly known as ether).

“Cold Storage System” means our proprietary offline storage system that we use to custody your Assets.

“Custody Interface” means the interface of the Gemini platform located at exchange.gemini.com that allows for Custody Account actions including, but not limited to, the ability to view balances and request and approve withdrawals.

“Custody-Only Assets” means Assets for which we only provide custody services and do not list for trading on our exchange.

“Cut-Off Time” means 4pm Eastern Time each Business Day.

“Delivery” (or “Deliver,” Delivering,” or “Delivered,”) means the transfer of Supported Digital Assets to one or more Blockchain Addresses controlled by the receiving Party and provided by the receiving Party to the sending Party for such transfer. Supported Digital Assets will only be considered Delivered to us after the required number of network confirmations, as determined by us in our sole discretion, have occurred on the blockchain for such Supported Digital Assets.

“Effective Date” means the date of Delivery of Supported Digital Assets from you to us.

“General Instructions” means any notice, instruction, or other communication that is not Proper Instructions. We may rely upon any General Instruction that we believe in good faith has been given by an Authorized Person.

“Other Functionality” means functionality that may be associated with certain Assets including, but not limited to, staking, protocol governance, smart contract functionality, and other similar uses.

“Parties” (each, individually a “Party”) means you or us.

"Proper Instructions" means instructions that have been entered and confirmed via our Custody Interface.

"Withdrawal Request" means a request sent to us via Proper Instructions that specifies the type and amount of Assets to be withdrawn from your Custody Account and the destination Blockchain Address.

Custodian Appointment

You agree to hereby appoint us to act as the custodian of Assets to be held in your Custody Account in accordance with this Custody Agreement, and we accept such appointment and the obligations, duties, and responsibilities set out in this Custody Agreement. By entering into this Custody Agreement, you agree that you intend to create a bailment of Assets with us, and you agree that you intend that we be the bailee.

Custody Account

You agree and understand that we will establish a Custody Account in your name. Your Custody Account will have one or more associated unique Blockchain Addresses in which your Assets will be (i) segregated from any and all other assets held by us and (ii) directly verifiable via the applicable blockchain. We will provide you with all Blockchain Addresses associated with your Custody Account.

The ownership of your Assets will be clearly recorded in our books as belonging to you. Our records will at all times provide for the separate identification of your Assets. We will not loan, hypothecate, pledge, or otherwise encumber any Assets in your Custody Account, absent General Instructions from you.

You agree and understand that nothing herein prevents us from using our Cold Storage System to custody our own property and/or the property of third parties; provided, however, that, at a minimum, separate Blockchain Addresses are utilized to segregate your Assets from such other property.

Delivery

You agree and understand that Supported Digital Assets will only be considered Assets after they have been Delivered to a Blockchain Address provided by us to you. You agree and understand that we have no obligation with respect to any Supported Digital Assets unless such Supported Digital Assets have been so Delivered to us. In addition, you agree and understand that we are not required to accept Delivery of any Supported Digital Assets, and have no liability therefor (except, if Delivered by you, to ensure return by Delivery of such Supported Digital Assets to you), if we believe that the acceptance thereof would or is reasonably likely to expose us or any of our affiliates to any liability (contingent or otherwise).

Deposits

Deposits of Supported Digital Assets to a Blockchain Address of your Custody Account may occur without our involvement. Deposits will be credited to your Custody Account once they are Delivered.

Withdrawals

Upon submission of a Withdrawal Request via our Custody Interface, all Authorized Persons will receive an email notification informing them of the Withdrawal Request. An Authorized Person (other than the Authorized Person who initiated the Withdrawal Request) must then approve the Withdrawal Request via our Custody Interface (a “Withdrawal Confirmation”).

If only one Authorized Person is designated on a Gemini Account, a Withdrawal Request will be approved following a new or recently successful multi-factor authentication.

Once a Withdrawal Confirmation has been made, your Withdrawal Request will be processed within one Business Day of the next Cut-Off-Time.

You agree and understand that with respect to Proper Instructions, we cannot authenticate whether or not such Proper Instructions originated from an Authorized Person.

You agree and understand that we have the right to refuse to execute any Withdrawal Request that we believe may be in violation of any Applicable Laws and Regulations.

You agree and understand that we may rely upon any action that we believe in good faith to have been taken by an Authorized Person.

Fees

You agree and understand that we deduct a fee denominated in the respective Asset type (the “Custody Fee”) from the Assets held by us on your behalf. The Custody Fee is: (i) calculated on a daily basis at 4pm Eastern Time; and (ii) accrues each calendar day against your respective Asset Balance beginning on the day the Supported Digital Assets were Delivered to us (i.e., becoming Assets). You also agree and understand that we will deduct the Custody Fee from the Assets we hold on your behalf on a monthly basis, on or around the last Business Day of every calendar month, or more frequently, in our sole discretion. You further agree and understand that we will deduct the accrued and uncollected Custody Fee from the Assets we hold on your behalf any time your Asset Balance falls below the accrued but uncollected Custody Fee, including when you withdraw your Assets. The Custody Fee amount, and frequency of deductions, may be amended, modified or changed from time to time, in our sole discretion.

You agree and understand that we may deduct an administrative withdrawal fee (the “Administrative Withdrawal Fee”) in connection with a Withdrawal Request and in accordance with our Custody Fee Schedule.

The Custody Fee Schedule is incorporated by reference and is made available here:

https://gemini.com/fees/custody-fee-schedule

Statements

We will provide you with an itemized account statement (“Custody Statement”) monthly via our Custody Interface, which will list the accrued Daily Fees for your Assets.

Suspension or Termination

You agree and understand that we have the right to suspend and/or terminate our custody services under this Custody Agreement pursuant to the Account Suspension and Account Termination provisions of the User Agreement.

Representations, Warranties, and Covenants

You hereby represent and warrant, which representations and warranties shall be continuing and shall be deemed to be reaffirmed each time you initiate a Withdrawal Request or Deliver a Supported Digital Asset to your Custody Account, that:

1.	You are at least 18 years old, have the legal capacity to enter into this Custody Agreement and agree to be legally bound by the terms and conditions of this Custody Agreement in their entirety;

2.	If you represent a legal entity, said legal entity is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

3.	You have the power to enter into this Custody Agreement and to make any Withdrawal Request, and to perform your obligations under this Custody Agreement;

4.	Performance of this Custody Agreement does not violate or conflict with any law, judgment, order, regulation, or contractual obligation applicable to or binding on you or any of your Assets;

5.	To the best of your knowledge, all required governmental and other consents that are required to have been obtained by you with respect to this Custody Agreement and any Withdrawal Request have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

6.	Your obligations under this Custody Agreement constitute your legal, valid, and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

7.	You are in compliance with all applicable laws and regulations, and have obtained all regulatory licenses, approvals and consents as applicable; without limiting the generality of the foregoing, you will not use the services provided by us hereunder in any manner that is, or would result in, a violation of any applicable laws and regulations;

8.	You are aware of and familiar with, and have been fully informed of, the risks associated with giving Proper Instructions, and are willing to accept such risks, and you shall (and shall cause each Authorized Person to) safeguard and treat with extreme care any credentials related to Proper Instructions. You understand that there may be more secure methods of giving or delivering Proper Instructions than the methods selected by us and you agree that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of particular needs and circumstances. You agree and understand that a Withdrawal Request given pursuant to Proper Instructions may conclusively be presumed by us to have been given by an Authorized Person, and (following a Callback) may be acted upon as given;

9.	You agree and understand that Supported Digital Assets are new forms of assets, that the law regarding their ownership, custody, and transfer is developing and uncertain, and that custody of such assets poses certain risks that are not present in the case of more traditional asset classes; and you further agree and understand that you will bear such risks and the potential loss or diminution in value of Supported Digital Assets due to changes or developments in the law or conditions under existing law in which your rights in and to such Supported Digital Assets are not adequately protected;

10.	You agree and understand that (i) we do not own or control the underlying software protocols of networks which govern the operation of Supported Digital Assets, (ii) we make no guarantees regarding their security, functionality, or availability, and (iii) in no event shall we be liable for or in connection with any acts, decisions, or omissions made by developers or promoters of such Supported Digital Assets;

11.	Upon the Delivery of Custody-Only Assets to your Custody Account, you have Delivered such Custody-Only Assets from a wallet that you own and control;

12.	You are, upon the submission of a Withdrawal Request for Custody-Only Assets from your Custody Account, Delivering such Custody-Only Assets to a wallet that you own and control;

13.	You are not, and no transferee of Assets pursuant to any Withdrawal Request is, (i) the target of any laws or sanctions programs administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), the United Kingdom’s Office of Financial Sanctions Implementation ("OFSI"), the European Union (“EU”), the United Nations (“UN”), Canada’s Department of Foreign Affairs and International Trade (“DFAIT”), or any other governmental entity imposing economic sanctions and trade embargoes ("Economic Sanctions Laws"), or (ii) located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC, OFSI, the EU, the UN, DFAIT or any other governmental entity;

14.	You are not the issuer, a sponsor or an affiliate of the issuer or sponsor of any Custody-Only Assets in your Custody Account; and

15.	You may disclose to third parties the fact that you are a party to this Custody Agreement, but such disclosure shall neither state nor imply that we (i) are providing any services to you other than those expressly provided herein or (ii) endorse any Custody-Only Assets or any projects related thereto

We hereby represent and warrant, which representations and warranties shall be continuing and shall be deemed to be reaffirmed each time we process a Withdraw Request, that:

1.	We are duly organized and validly existing under the laws of the jurisdiction of our organization or incorporation and, if relevant under such laws, in good standing;

2.	We have the power to execute and deliver this Custody Agreement and to satisfy any Withdrawal Request submitted by you, and to perform our obligations under this Custody Agreement, and we have taken all necessary action to perform our obligations under this Custody Agreement;

3.	Such performance of our obligations under this Custody Agreement do not violate or conflict with any existing law, judgment, order, regulation, or contractual restriction applicable to or binding on us;

4.	Our obligations under this Custody Agreement constitute our legal, valid, and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

5.	For customers of Gemini Trust Company, LLC, we are a New York State-chartered limited purpose trust company that is authorized under Article III § 96 of the New York Banking Law to provide custodial services with respect to Assets;

6.	For customers of Gemini Trust Company, LLC, we are a Qualified Custodian as defined by the New York Codes, Rules and Regulations Title 23, Part 200.2(n); and

7.	For customers of Gemini Europe Services, Ltd, we are a UK business registered with the Financial Conduct Authority in accordance with the EU’s Fifth Money Laundering Directive to provide cryptoasset custodial wallet services in compliance with the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, as amended.

For the avoidance of doubt, the representations and warranties in this section are in addition to, not in place of, those set forth in the User Agreement.

Custodial Obligations

1.	You understand that we use Reasonable Care in connection with the maintenance of your Custody Account and the custody of your Assets. Notwithstanding the foregoing, no provision of this Custody Agreement shall require us to expend or risk our own funds, property, or otherwise incur any financial liability, in the performance of any of our duties hereunder.

2.	You agree and understand that our User agreement governs this Custody Agreement, including, but not limited to, provisions involving disclaimer of warranties, disclaimer of liability, reasonable care, force majeure, and indemnities.

3.	You agree and understand that Forks may result in Forked Networks and us holding an identical amount of Digital Assets associated with each Forked Network. You further agree and understand that with respect to Forks, we will act in accordance with and pursuant to the User Agreement, entered into by and between you and us, and amended from time to time.

4.	You agree and understand that, unless provided explicitly in this Custody Agreement, as may be revised from time to time, we will not support any Other Functionality associated with any Assets.

5.	You agree and understand that we shall deduct a Daily Fee from the Assets of each Supported Forked Network held by us on your behalf pursuant to the Custody Fee Schedule.

6.	You agree and understand that in the event of a market disruption, we may, in our sole discretion, do one or more of the following: (i) suspend access to our custody services; or (ii) prevent you from completing any actions via our custody services. We are not liable for any losses suffered by you resulting from such actions. Following such an event, when custody services resume, you agree and understand that the prevailing market prices may differ significantly from the prices prior to such event.

7.	You agree and understand that with respect to Digital Assets related to Unsolicited Transfers, we will act in accordance with and pursuant to the User Agreement.

8.	You agree and understand that with respect to Digital Assets related to Airdrops, we will act in accordance with and pursuant to the User Agreement.

9.	You agree and understand that in no event shall either Party be liable under or in connection with this Custody Agreement for indirect, special, incidental, punitive, consequential losses, or damages of any kind whatsoever, including, but not limited to, lost profits, whether or not foreseeable, even if the Party has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

10.	You understand that we keep and maintain, or cause to be kept, accurate books and records with respect to any Custody Account and Assets, including with respect to the receipt and withdrawal or transfer thereof.

11.	You understand that we may perform any of our duties or obligations under this Custody Agreement through subcontractors or agents (including affiliates), whenever and on such terms and conditions as we, in our sole discretion, deem necessary or appropriate to perform such duties or obligations or liabilities; provided, however, that no arrangement with such subcontractor or agent shall discharge us from our obligations hereunder.

12.	You agree and understand that we have no duty or responsibility to inquire into, make recommendations with respect to, supervise or determine the suitability of any transactions involving any Digital Assets, Supported Digital Assets, or Assets (and nothing herein shall be construed as such). Nothing in this Custody Agreement obliges us to extend credit, grant financial accommodation, or otherwise advance funds or assets to or for your benefit for the purpose of meeting any of your obligations or otherwise, unless such matters have been separately agreed to in writing between you and us.

13.	You agree and understand that we maintain the right to retain or set-off, against any Assets (or the value thereof, as reasonably determined in our sole discretion), any obligations that you may have to us.

14.	You agree and understand that we are authorized to supply any information regarding any Custody Accounts or Assets that is required by any law, regulation, or rule now or hereafter in effect, or which may be requested by law enforcement. To the extent permitted by law, we may provide you with notice of any such request for information.

15.	You agree and understand that we have no duties or responsibilities with respect to any Custody Account or Assets except such duties and responsibilities as are specifically set forth in this Custody Agreement, and no covenant or obligation shall be implied against us in connection with this Custody Agreement.

16.	You agree and understand that we maintain a commercially reasonable system for (i) recovery, in case of disaster, of all of its records associated with your Custody Account, and (ii) the continued provision of the services under this Custody Agreement in the event of any Downtime and Maintenance.

Your Obligations

1.	You agree and understand that we reserve the right to change, modify, or increase our Custody Fee Schedule at any time. Any change to our Custody Fee Schedule will be posted for at least three calendar days before it takes effect and no change will be in effect for less than 30 calendar days.

2.	You agree to indemnify and hold us and our affiliates harmless, pursuant to the relevant indemnities sections of the User Agreement, from and against any and all losses, claims, or liabilities (including reasonable fees and expenses of counsel) incurred by or asserted against us by reason of, or in connection with, any action or inaction by you, or otherwise arising out of your performance hereunder. This indemnity shall be a continuing obligation of you and your successors and assigns, notwithstanding the termination of the services provided under this Custody Agreement.

3.	You agree to be responsible for, and shall pay, all taxes, assessments, duties, and other governmental charges, including any interest or penalty rightfully owed by you with respect thereto, with respect to any Assets or any transaction related thereto.

4.	You agree and understand that you and any and all Authorized Persons are required to successfully complete our customer onboarding process pursuant to our applicable compliance policies, which may be amended from time to time.

5.	You agree that you will promptly inform us if (i) you are or become the target of any laws administered by OFAC, OFSI, the EU, the UN, DFAIT or any other governmental entity imposing economic sanctions and trade embargoes, (ii) you are or become located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC, OFSI, the EU, the UN, DFAIT or any other governmental entity, or (iii) you become aware that you or any Asset, or any transaction involving an Asset, are or become the target of any investigation (including the reasonable details thereof).

Questions

If you have any questions, would like to provide feedback, or would like more information about our custody services, please feel free to visit our Help Center.